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                                                                      Exhibit 12

MERISTAR HOSPITALITY CORPORATION
 Statement Regarding Computation of Ratios

                                                                                   Year Ended December 31,
                                                                   -------------------------------------------------------------
                                                                   1997        1998         1999            2000            2001
                                                                   ----        ----         ----            ----            ----

Income before minority interests, income tax
   expense and extraordinary items (1)                          $  40,488   $  69,528     $ 116,667       $ 111,650      $ (42,053)


Fixed charges:
    Interest expense                                               21,024      64,378       100,398         117,524        122,376
    Interest capitalized                                              442       5,182        12,540           8,613          6,098
    Amortization of debt expense                                      920       1,635         3,143           3,951          4,651
    Preferred distributions to minority interests                     488         650           574             574            574
    Rent deemed as interest                                            26          11             -               -
                                                                ------------------------------------------------------------------
Total fixed charges                                                22,900      71,856       116,655         130,662        133,699
                                                                ------------------------------------------------------------------


Income before minority interest, income tax expense,
    extraordinary items and fixed charges (excluding
    capitalized interest and preferred distributions
    to minority interests)                                         62,458     135,552       220,208         233,125         84,974

Divided by fixed charges                                           22,900      71,856       116,655         130,662        133,699

Ratio of earnings to fixed charges                                   2.73        1.89          1.89            1.78           0.64
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(1) This amount is before minority interests since the minority interests relate to majority-owned subsidiaries that have fixed charges.